CADDO ENTERPRISES, INC.

RESOLUTIONS CONSENTED TO IN WRITING BY ALL OF THE DIRECTORS OF CADDO ENTERPRISES, INC. (the “Company”) EFFECTIVE AT VANCOUVER, BRITISH COLUMBIA, THIS 15th DAY OF FEBRUARY, 2002.

WHEREAS:

A.

Pursuant to a share purchase agreement dated February 15, 2002, all shareholders of the Company have tendered their shares for purchase at the same price and on the same terms and conditions;

B.

The Company wishes to authorize the transfer of the Company’s issued common shares on the Company’s share register to the Company’s new shareholders.

BE IT RESOLVED THAT:

1.

Legal and beneficial title to the Company’s 500,000 fully paid and non-assessable shares having passed from the Company’s current shareholders as set out on the attached Schedule “A” certified shareholders list to the acquiring share purchaser; the Company is authorized to effect the transfer and issuance of the purchased shares.

2.

The Company is hereby authorized to issue share certificates representing the Company’s 500,000 common shares as set forth on the attached certified shareholders list.

3.

These resolutions may be executed by facsimile and/or in one or more counterparts each signed by one or more directors of the Company which together shall be deemed to constitute one resolution in writing.

/s/ "Laurie De Boer"

     /s/ "Gary Henry"

Laurie De Boer

     Gary Henry

SCHEDULE “A”

To the Directors’ Resolutions of Caddo Enterprises, Inc.

dated February 15, 2002

Name of Selling Shareholder

Number of Shares Sold

Gary Henry

152,000

Laurie De Boer

152,000

David Ward

  24,500

Scott Mundell

  24,500

Richard Newbury

  24,500

Phil Morehouse

  24,500

Ron Schlitt

  24,500

Gurbakash Randhawa

  24,500

Brahm Capital Ltd.

  24,500

Dev Randhawa

  24,500